Exhibit 10.1

Amendment No 1 to Agreement Relating to Employment

AMENDMENT dated February 2, 2007, by and between NetScout Systems, Inc., a Delaware corporation (the “Company”), and Anil Singhal (“Mr. Singhal”).

WHEREAS, the Company and Mr. Singhal entered into that certain Agreement Relating to Employment, dated January 3, 2007 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement to change certain provisions with respect to Mr. Singhal’s retirement benefits;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	Section 1 of the Employment Agreement is hereby amended by deleting the initial paragraph of such section in its entirety and replacing it with the following:

“1.	TITLE AND DUTIES. The Company agrees to employ Mr. Singhal to serve the Company in the capacity of Chief Executive Officer and/or such other titles and duties as are assigned to and accepted by Mr. Singhal by the Board of Directors. In accordance with such position(s) Mr. Singhal will have appropriate responsibilities, duties and authority for the management of the Company, sufficient for the accomplishment of the goals set for him by the Board of Directors to whom he shall be responsible. Mr. Singhal shall use his best efforts in directing the business of the Company with the objective of providing maximum profit and return on invested capital, establishing current and long-range objectives, plans and policies subject to the approval of the Board, and representing the Company with its major customers, the financial community and the public. For the avoidance of doubt, the provisions of this Agreement shall continue to apply for as long as Mr. Singhal is employed by the Company in any capacity.”

2.	Section 6 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“6.	TERMINATION WITHOUT DUE CAUSE. In the event that: (a) Mr. Singhal’s employment is terminated by the Company at any time for any reason other than Due Cause; (b) the Company elects not to renew this Agreement prior to its expiration as provided herein; or (c) Mr. Singhal terminates his employment with the Company at any time for any reason, the Company’s sole liability to Mr. Singhal will be to pay the amounts set forth in Schedule A hereto based on the time period calculated in accordance with Schedule A.

3.	Section 9 of the Employment Agreement is hereby amended by inserting “(9)” in between “(b)” and “(iii)” in the ninth line of such section.

4.	Schedule A to the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

5.	This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

6.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

7.	No other terms of the Employment Agreement are deemed modified by this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

NETSCOUT SYSTEMS, INC.

By:	/S/ DAVID SOMMERS
David Sommers CFO, Sr. Vice-President, General Operations

Accepted and Agreed:

/S/ ANIL SINGHAL
Anil Singhal

SCHEDULE A

1. To the extent Mr. Singhal is entitled to the amounts and benefits set forth in this Section 1 of Schedule A:

a) Lump Sum Payment. Promptly after the following severance payments being due, the Company will pay Mr. Singhal in a lump sum an amount equal to the net present value of $16,208 for each month during the period calculated pursuant to Section 4 of this Schedule A, minus any withholdings as required by law. Such amount which shall be calculated as of the day prior to such payment using a discount factor equal to the yield to maturity on U.S. Treasury obligations having an original maturity comparable to the period provided by Section 4 of this Schedule A. Such lump sum payment will be paid in the year of severance if severance occurs prior to November 1 and otherwise in January of the year following the year of severance, in each case subject to any further delay as required pursuant to the provisions of Section 9 of the Agreement.

b) Benefits. For the period calculated pursuant to Section 4 of this Schedule A, the Company will either (x) continue Mr. Singhal’s family coverage under the Company’s group health, dental and vision plans at no expense to Mr. Singhal or (y) will pay for Mr. Singhal to obtain similar and comparable benefits.

2. In the event that Mr. Singhal dies during the term of this Agreement:

a) The Company will pay Mr. Singhal’s wife (or in the event of his wife’s death, his estate) an amount equal to the amount set forth under Section 1(a) of this Schedule A, assuming for this purpose that the time period calculated pursuant to Section 4 of this Schedule A shall equal seven (7) years. Such lump sum payment will be paid in the year of death if Mr. Singhal dies prior to November 1 and otherwise in January of the year following the year of death.

b) For seven years following his death, the Company will continue to provide his wife and children with group health, dental and vision benefits at no expense to them, to the extent they are eligible for coverage under such group plans, or will pay for them to obtain similar and comparable benefits for as long as they would have been eligible for coverage if he had continued to work as an employee of the Company during such period.

3. With respect to bonus, Mr. Singhal will be eligible to receive the bonus provided for under Section 2 of the Agreement with respect to the full fiscal year during which the applicable termination pursuant to the Agreement occurred. Any portion of such bonus that has already been earned by Mr. Singhal due to the achievement of specific metrics and is determinable as of the date of termination will become payable as of the date of termination, and any other portion of such bonus will be paid at the same time or times as other executive level officers of the Company, subject, in each case, to the provisions of Section 9 of the Agreement.

4. If Mr. Singhal terminates his employment with the Company for any reason prior to the consummation of a Sale Transaction (as defined below), the payments provided by Section 1 of this Schedule A shall be made with respect to any time periods for which Mr. Singhal has vested pursuant to the provisions below. For the purposes of determining the amount of time for which Mr. Singhal shall be entitled to such payments, Mr. Singhal’s rights shall vest as follows: for each complete calendar year beginning on January 1, 2007 during which Mr. Singhal has provided services to the Company pursuant to this Agreement, Mr. Singhal shall accrue the right to receive 1.5 years of benefits pursuant to Section 1 of this Schedule A; provided that the total number of vested years may not exceed 7 years. If Mr. Singhal’s termination of employment shall occur during but before the end of any year, such partial year shall be pro rated (on a per diem basis) for the calculations pursuant to the preceding sentence. Notwithstanding the foregoing, if Mr. Singhal’s termination of employment shall be due to his disability (as provided in Section 5 of the Agreement), his death (as provided in Section 4 of the Agreement), the Company not electing to renew this Agreement for any reason, or due to Mr. Singhal’s employment being terminated by (i) the Company at any time for any reason other than Due Cause; or (ii) Mr. Singhal at any time following the consummation of a Sale Transaction for any reason, then the payments provided by Section 1 of this Schedule A shall be made with respect to seven (7) years. A “Sale Transaction” shall mean a sale of the Company, whether by merger, consolidation, sale of substantially all of its assets or otherwise.